Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212056, No. 333-219404, No. 333-248640 and 333-293960) of our report dated April 29, 2026 relating to the consolidated balance sheet of Yiren Digital Ltd. as of December 31, 2025, and the related consolidated statement of operations and comprehensive income, changes in equity, and cash flow for the year ended December 31, 2025 as filed with the Securities and Exchange Commission on April 29, 2026 on Form 20-F.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP
Wei, Wei & Co., LLP

Flushing, New York
April 29, 2026